EXHIBIT 10.1
AMENDMENT
TO
DEBT EXCHANGE AGREEMENT

This Amendment is dated as of March 31, 2014 by and between Powin Corporation (“Powin”),  Joseph Lu (“Lu”) and 3U(HK) Trading Co. Limited (“3HK).

Recitals

A.           Lu and 3HK each entered into a Debt Exchange Agreement with Powin effective December 31, 2013 (“Exchange Agreement”) pursuant to which Lu and 3HK each exchanged the principal and accrued interest balance of their respect Promissory Note (“ Powin Note(s)”) from Powin for shares of Powin’s Series B Convertible Preferred Stock.

B.           Lu, 3HK and Powin have now determined that the Exchange Agreement was entered into on the basis of a mutual mistake of law which has created unintended tax and other consequences to each of them which were not contemplated at the time of the execution of the Exchange Agreement.

C.           Lu, 3HK and Powin desire to amend the Exchange Agreement to correctly reflect their mutual original intentions.

NOW, THEREFORE, for good and valuable consideration and the mutual covenants set forth herein, the parties agree as follows:

1.           The Exchange Agreement is hereby revoked, cancelled and declared null and void and of no further force and affect  with respect to the exchange of the Powin Notes for the Series B Convertible Preferred Stock referred to therein.

2.           The Powin Notes for the aggregate principal and interest in the amount of $4,000,000 plus interest due June 30, 2015 are hereby reinstated with their original terms and conditions, including a maturity date of  June  30, 2015.

3.           This Amendment is to be construed and enforced in accordance with and shall be governed  by the laws of the State of Oregon applicable to contracts executed in and to be fully performed in Oregon.

4.           This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall constitute an original and together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

POWIN CORPORATION

By: /s/ Jeffrey Grumbling
Jeffrey Grumbling, President

/s/ Joseph Lu
JOSEPH LU

3U(HK) TRADING CO. LIMITED

By:/s/ Xi Long Zhu
Name: Xi Long Zhu
Title: President